Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Empire State Realty Trust, Inc. Empire State Realty OP, L.P. 2026 Equity Incentive Plan of Empire State Realty Trust, Inc. of our reports dated February 27, 2026, with respect to the consolidated financial statements of Empire State Realty Trust, Inc. and the effectiveness of internal control over financial reporting of Empire State Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 14, 2026

New York, NY